Exhibit 10.1

FORM OF

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered as of [MONTH/DAY], 202[3], by and between ProSomnus Sleep Technologies, Inc., a Delaware corporation (the “Company”), and [ ] (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties,” and individually a “Party.”

AGREEMENT

1.            At-Will Employment. Executive shall be employed commencing on the Effective Date on an “at-will” basis, subject to the conditions of termination consistent with this Agreement.

2.            Position, Duties, Responsibilities.

(a)               Position and Location. Executive shall render services to the Company in the position of [TITLE] (the “[TITLE]”) reporting to the [SUPERVISOR TITLE] (the “[SUPERVISOR TITLE]”) of the Company, and shall perform all services appropriate to that position for an organization the size of the Company that is engaged in the type of business engaged by the Company, as well as such other services of a nature customary to the position of [TITLE], as may be assigned by the [SUPERVISOR TITLE]. Executive shall devote Executive’s best efforts to the performance of Executive’s duties and must at all times act in good faith towards the Company. Executive’s office will be in Pleasanton, California but Executive shall travel, from time to time, as Company business dictates without additional remuneration but subject to the reimbursement of business expenses, as set forth in Section 3(e) below.

(b)              Other Activities. Except upon the prior written consent of the [CEO / Board of Directors of the Company (the “Board”)], Executive will not (i) accept any other full-time or part-time employment or engagement, (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place Executive in a conflicting position to that of the Company, or prevent Executive from devoting such time as necessary to fulfill Executive’s responsibilities under this Agreement, (iii) sell, market or represent any product or service other than the Company’s products or services, or (iv) serve on any other board of directors for any other company (other than the Company), except with the prior written consent of the [CEO / Board], which consent will not be unreasonably withheld.

(c)            Devotion of Time and Energies. Except as set forth in Section 2(b), Executive will devote all of Executive’s working time and attention to the performance of Executive’s duties under this Agreement.

3.            Compensation. In consideration of the services to be rendered under this Agreement, Executive shall be entitled to the following:

(a)            Base Salary. The Company shall pay to Executive an annual salary of $[], less all applicable withholdings, which shall be payable in accordance with the Company’s payroll practices (the “Base Salary”). The Base Salary may be increased in the discretion of the Board or a subcommittee thereof, but not reduced, and the term “Base Salary” shall refer to the Base Salary as may be increased from time to time; provided, however, that the Base Salary may be reduced up to 10% as part of an across-the-board reduction applicable to the Company’s senior executives, as determined by the Board (or a subcommittee thereof) in its sole discretion.

(b)            Annual Performance Bonus. Executive shall be eligible to receive an annual bonus of [ ] percent ([ ]%) of Executive’s Base Salary (the “Annual Performance Bonus”).. The Company shall pay the Annual Performance Bonus, if any, no later than the thirtieth day following the date the Company’s auditors confirm the Company’s financial statements for the applicable fiscal year, but in no event shall such Annual Performance Bonus be paid later than April 30th of the year following the year to which the Annual Performance Bonus relates. In order to be eligible to receive the Annual Performance Bonus, Executive must not have resigned from Executive’s position or employment with the Company or have been terminated from such employment by the Company for Cause between the last day of the performance period and the date the Company pays the Annual Performance Bonus. The Annual Performance Bonus shall be based on and subject to the additional terms and conditions as set forth in a separate writing between the Company and the Executive (“the TITLE Bonus Plan”), which separate writing shall be provided to Executive no later than March 30th annually. The Annual Performance Bonus shall be subject to annual review and adjustment subject to the Board’s discretion. At the discretion of the Board or a subcommittee of the Board, the Annual Performance Bonus may be paid in either cash or shares Company common stock. Additionally, Executive may be awarded bonuses at the discretion of the Board or its subcommittee.

(c)            Equity Compensation.

(1)            New Hire Equity. As soon as reasonably practicable following the Effective Date, the Company will recommend to the Board the issuance to Executive of an initial grant of an option to purchase [ ##### ] of shares of Company common stock with an exercise price per share equal to the fair market value per share on the date of grant, which will otherwise be subject to the terms and conditions of the Company’s equity incentive plan and form of option agreement adopted for use thereunder.

(2)            Additional Equity. Additionally, each year during the employment term, Executive will be eligible to be granted additional equity awards covering shares of Company common stock on such terms and subject to such conditions as determined by the Board or its subcommittee.

(3)            Change in Control. In the event of a Change in Control, all of Executive’s unvested and outstanding Company equity-based awards shall become fully vested and, if applicable, become exercisable immediately prior to the consummation of the Change in Control.

(d)            Employee Benefits and Vacation. While Executive is employed by the Company hereunder, Executive shall be entitled to participate in all employee benefit plans to the extent that Executive meets the eligibility requirements for each individual plan or program, including but not limited to participation in the Company’s health, dental, and vision insurance plans for Executives. Executive shall be entitled to be paid for state and federal holidays recognized by the Company, and shall accrue paid time off (“PTO”) in accordance with Company policy. Executive shall accrue [ ] days of PTO every calendar year.

(e)            Reimbursement of Expenses. Executive shall be reimbursed for such reasonable and necessary business expenses incurred by Executive while Executive is employed by the Company, which are directly related to the furtherance of the Company’s business, upon presentation of sufficient documentation regarding such expenses. If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code (“Section 409A”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment. Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which Executive incurs such business expense.

4.            Termination.

(a)            Termination By the Company. The Company may terminate Executive’s employment with the Company under the following conditions:

(1)            Death or Disability. Executive’s employment with the Company shall terminate effective upon the date of Executive’s death or Complete Disability (as defined below).

(2)            For Cause. The Company may terminate Executive’s employment under this Agreement for Cause by delivery of written notice to Executive specifying the Cause or Causes (as defined below) relied upon for such termination. Any notice of termination given pursuant to this Section 4(a)(2) shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the date on which such notice is delivered or deemed delivered as provided below.

(3)            Without Cause. The Company may terminate Executive’s employment under this Agreement at any time and for any reason by delivery of written notice of such termination to Executive. Any notice of termination given pursuant to this Section 4(a)(3) shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided below.

(b)            Termination by Executive. Executive may terminate Executive’s employment with the Company under the following conditions:

(1)            Termination by Executive without Good Reason. Executive may terminate his employment hereunder without Good Reason (as defined below) upon thirty (30) days written notice to the Company.

(2)            Termination by Executive for Good Reason. Executive may terminate Executive’s employment for Good Reason. For purposes of this Agreement, “Good Reason” means the existence of any one or more of the following conditions without Executive’s consent, provided Executive submits written notice to the Company within 45 days of when such condition(s) first arose specifying the condition(s): (i) a material adverse change in Executive’s reporting relationships; (ii) a material diminution in his authority, duties or responsibilities, or the assignment to Executive of duties materially inconsistent with Executive’s position with the Company; (iii) a material reduction (10% or more) in Executive’s then current Base Salary, (iv) a relocation of Executive’s place of employment by more than 20 miles from Pleasanton, California, unless the new place of employment is closer to Executive’s primary residence; and (v) a material breach by the Company of this Agreement; provided that the Company fails to correct the act or omission within 30 days after receiving Executive’s written notice and Executive actually terminates his employment within 60 days after the date the Company receives Executive’s notice.

(c)            Compensation Upon Termination.

(1)            Death or Complete Disability. If Executive’s employment is terminated by death or Complete Disability as provided in Section 4(b)(1), the Company shall pay Executive’s accrued Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination (the “Accrued Obligations”) to Executive and/or Executive’s heirs, as applicable, and the Company shall thereafter have no further obligations to Executive and/or Executive’s heirs under this Agreement.

(2)            Cause, Resignation,. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay the Accrued Obligations at the time Executive or the Company provides in the notice of termination, or at the time of termination of Executive’s employment, as applicable, and the Company shall thereafter have no further obligations to Executive under this Agreement.

(3)            Without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment without Cause or if Executive terminates employment for Good Reason, then upon Executive’s executing and delivering to the Company and not revoking a waiver and release of claims in a form satisfactory to the Company (the “Release”) within 60 days following the date of termination, (provided, that if the 60th day falls in the calendar year following the year during which the termination or separation from service occurred, then the payments will commence in such subsequent calendar year; provided further that if such payments commence in such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since Executive’s separation from service) Executive shall be entitled to the following:

(i)           the Accrued Obligations;

(ii)         payment of Executive’s Base Salary in effect on the date of termination over the [ ]-month period following the termination date, subject to ordinary tax withholdings in accordance with the Company’s standard payroll practices. In the event the termination of employment occurs within twelve (12) months of a Change in Control, Executive will receive a single lump sum cash payment an amount equal to [ ] months of Executive’s Base Salary;

(iii)        payment to Executive, in a single lump sum cash payment equal Executive’s Annual Performance Bonus for the partial calendar year in which the date of termination occurs (prorated based on the number of days in the calendar year in which the date of termination occurs, through the date of termination); provided, however that if the date of termination occurs within 12 months of a Change in Control, the Company instead shall pay Executive, in a single lump sum cash payment equal to the earned and unpaid portion of Executive’s prior year Annual Target Bonus, at 100% attainment, plus Executive’s Annual Target Bonus for the calendar year in which the date of termination occurs, also paid at 100% attainment; and

(iv)         COBRA. Until the earliest to occur of (x) the expiration of [ ] months following the date of termination, increased to [ ] months in the event the termination of employment occurs within twelve (12) months of a Change in Control; or (y) the date Executive receives similar or better health, dental and vision coverage through another employer’s policy of insurance, and subject to Executive’s valid COBRA election, the Company shall make payment of the portion of Executive’s premiums on the same terms that existed prior to Executive’s termination; provided that if such payment of premiums would otherwise violate the nondiscrimination rules or cause the coverage to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), these payments shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h).

(v)          Vesting Acceleration of Equity Awards. In the event of that the termination of employment occurs within twelve (12) months prior to a Change in Control, any then outstanding and unvested portion of Executive’s equity awards will remain outstanding (and unvested) until the earlier of (x) twelve (12) months following the termination of employment, or (y) a Change in Control that occurs within twelve (12) months following the termination of employment, solely so that the vesting acceleration provided for in Section 3(c) will occur (provided that in no event will Executive’s stock option or similar awards remain outstanding beyond the award’s maximum term to expiration). If no Change in Control occurs within twelve (12) months following termination of employment, any unvested portion of Executive’s equity awards automatically and permanently will be forfeited on the date twelve (12) months following the date of the termination of employment without having vested.

(vi)         Payment Timing. The payment the benefits described in this Section 4(c) shall commence on the first payroll period following the date the Release becomes effective and irrevocable; provided, however, that if the 60th day following the date of termination occurs in the calendar year following the year of termination, then such payments shall commence no earlier than January 1 of such subsequent calendar year. The first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled during the period following Executive’s last day of employment if the payment delay had not been required.

(4)            Condition on Obligations. Notwithstanding any provisions in this Agreement to the contrary, including any provisions contained in this Section 4(c)(4), the Company’s obligations, and Executive’s rights, pursuant to Section 4(c)(3) shall cease and be rendered a nullity immediately should Executive violate the terms and conditions of Executive’s previously executed Proprietary Information and Inventions Agreement, which shall continue to apply to Executive’s employment. Further, Executive covenants and agrees to notify the Company within five (5) business days of Executive’s acceptance of employment or consulting or receipt of benefits as set forth above respectively in Section 4(c)(3)(vi).

(5)            Non-duplication of Payment or Benefits. For purposes of clarity, in the event of a termination of employment that occurs prior to a Change in Control and a Change in Control occurs at a later date such that additional severance pay would be due, any such additional severance payments and benefits to be provided to Executive will be reduced by any amounts that already were provided to Executive. Notwithstanding any provision of this Agreement to the contrary, if Executive is entitled to any cash severance, continued health coverage benefits, vesting acceleration of any Awards, or other severance or separation benefits similar to those provided under this Agreement, by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by the Company or to which the Company is a party other than this Agreement (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to Executive.

(6)            No Duty to Mitigate. The Company and Executive acknowledge and agree that there is no duty of Executive to mitigate damages under this Agreement. All amounts paid to Executive pursuant to Section 4(c) shall be paid without regard to whether Executive has taken or takes actions to mitigate damages.

(d)            Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(1)           For Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events:

(i)           Executive’s willful failure to perform the job duties under this Agreement, provided, however, Executive has received written notice from the Company specifically identifying such performance failure(s) and has failed to cure the same within 30 days of Executive’s receipt of such notice;

(ii)         The willful failure by Executive to comply with applicable laws in performing Executive’s job duties or in directing the conduct of the Company’s business;

(iii)         The willful failure by Executive to follow the Company’s material policies and procedures, including, but not limited to, those contained in the Company’s Code of Conduct;

(iv)        The commission by Executive of any felony or intentionally fraudulent or other act against the Company, or its affiliates, subsidiaries, employees, agents, representatives or clients which demonstrates Executive’s untrustworthiness or lack of integrity;

(v)          Executive’s engaging in any willful misconduct, gross negligence, violence or threat of violence, in each case, that result in a material injury to the reputation, business or business relationships of the Company or its affiliates;

(vi)        Executive’s engaging or in any manner participating in any activity which is competitive with or intentionally injurious to the Company or its Parents, or any of their affiliates or subsidiaries; or

(vii)      Executive’s commission of any fraud against the Company, or any of its affiliates or subsidiaries, or use or intentional appropriation for Executive’s personal use or benefit of any funds or properties of the Company not authorized by the Board or the Company’s Chairperson, as applicable, to be so used or appropriated.

(2)            Complete Disability. “Complete Disability” shall mean the inability of Executive to perform Executive’s duties under this Agreement because Executive has become permanently disabled within the meaning of any group policy of disability income insurance covering employees of the Company then in force. In the event the Company has no group policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term Complete Disability shall mean the inability of Executive to perform Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive’s usual services for the Company for a period of at least one hundred twenty (120) consecutive days during any twelve (12) month period. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

(3)            Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities, other than the acquisition of 50% of the total voting power represented by the outstanding voting securities when sold by the Company in a capital raising transaction; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets in a transaction that has been approved by the stockholders of the Company. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

5.            Miscellaneous.

(a)            Arbitration. Executive shall execute and deliver a Mutual Arbitration Agreement with the Company, a form of which is attached hereto as Exhibit A.

(b)            Clawback. Any amounts paid pursuant to this Agreement will, to the extent allowed by law, be subject to recoupment in accordance with any claw back policy that the Company has adopted or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

(c)            Entire Agreement. This Agreement and Exhibits attached hereto, are intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company. This Agreement supersedes all other prior and contemporaneous agreements and statements pertaining in any manner to the employment of Executive and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. Executive acknowledges that he does not rely upon any representations, oral or written, concerning the terms of his employment by the Company. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

(d)            Amendments, Waivers. This Agreement may only be modified by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

(e)            Assignment; Successors and Assigns. Executive agrees that Executive will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights, or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation by Executive shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation or entity, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of its obligations hereunder to any successor in interest, provided specifically that the Company may at any time (upon written notice to Executive) assign all of its rights and obligations hereunder (including but not limited to the right to receive Executive’s services as provided hereunder) to a third party purchaser. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

(f)           Section 409A Compliance.

(1)            All in-kind benefits provided and expenses eligible for reimbursement under this Agreement will be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements will be paid as soon as administratively practicable, but in no event will any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year will not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(2)            To the extent that any of the payments or benefits provided for in Section 4(c) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A, the following interpretations apply to Section 4:

(3)            Any termination of Executive’s employment triggering payment of benefits under Section 4(d) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service, any benefits payable under Section 4(c) that constitute deferred compensation under Section 409A of the Code will be delayed until after the date of a subsequent event constituting a separation of service.

(4)            If Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 4(c) that constitute non-qualified deferred compensation under Section 409A of the Code will be delayed until the earlier of (A) the first payroll day following the six-month anniversary of the date his separation from service becomes effective, and (B) the first payroll day following the date of Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A. On the earlier of (A) the first payroll day following the six-month anniversary of the date Executive’s separation from service becomes effective, and (B) Executive’s death, the Company will pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid Executive prior to that date under Section 4(c) of this Agreement.

(5)            It is intended that each installment of the payments and benefits provided under Section 4(c) of this Agreement will be treated as a separate “payment” for purposes of Section 409A of the Code.

(6)            The Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Executive's gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive or any other person on account of non-compliance with Code Section 409A or any similar state statutes.

(7)            Neither the Company nor Executive will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(g)                            Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally or via courier, (ii) upon confirmation of receipt, if given by electronic mail, and (iii) on the third business day following mailing, if mailed first class, postage prepaid, registered, or certified mail from a United States address as follows or at such other address as each party hereafter designates:

to the Company at:

5675 Gibraltar

Pleasanton, CA 94588

and to Executive at:

[                 ]

(h)           Severability; Enforcement. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator to be invalid, unenforceable, or void, such provision shall be enforced (by blue penciling or otherwise) to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

(i)            Governing Law. This agreement and the rights and obligations of the company and executive hereunder shall be determined under, governed by, and construed in accordance with the laws of [the state of California] as applied to agreements among [California residents entered into and to be performed entirely within California].

(j)            Executive Acknowledgment. Executive acknowledges (i) that Executive has consulted with independent counsel of Executive’s own choice concerning this Agreement and (ii) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.

(k)            Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that any party so delivering an executed counterpart by facsimile shall thereafter promptly deliver a manually executed counterpart of this Agreement to the other parties, but failure to deliver such manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement.

ProSomnus, Inc.

By: [ ]
Its: [ ]

Executive

[ ]

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